Exhibit 99.2

On February 28, 2007, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Jerry Leshne

Senior Vice President, Investor Relations

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

ANALYST CALL PARTICIPANTS

Brian Shipman

UBS

John Janedis

Wachovia Securities

Debra Schwartz

Credit Suisse

Craig Huber

Lehman Brothers

Alexia Quadrani

Bear, Stearns

Paul Ginocchio

Deutsche Bank

Fred Searby

JPMorgan

Michael Nathanson

Sanford Bernstein

William Bird

Citigroup

Joe Stauff

CRT Capital Group

Lauren Fine

Merrill Lynch

TRANSCRIPT

Jerry Leshne

Good morning, thank you for joining us. We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A, and we plan to conclude before the market opens at 9:30 a.m. Eastern time.

During this call, we will refer to forward-looking statements about our Company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation. Further details are in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth

Thank you, Jerry, and thank you all for joining us, especially on this very active morning, I am sure, for all of you. Frank will be taking us through the numbers in a bit. I will begin with brief remarks, highlighting key developments in 2006, and then return with closing comments before we go to the Q&A.

It is clear from the results we are reporting today that this past year represented a period of steady progress. This was true in areas that range from our financial performance and our control environment, to the continued strengthening of our talent base and the strategic deployment of our assets. A year ago our Company was emerging from a difficult 2005 in which our primary focus had, by necessity, been on controls and a large and complex restatement. We also experienced some significant client losses, and we had work to do in shoring up certain of our offerings.

Today we are disclosing that we have remediated eight of our control weaknesses, ahead of our plan, which called for remediating three. We are also on track to meet our objectives of Sarbanes-Oxley 404 compliance with the filing of our 2007 10-K. We are reporting underlying organic revenue growth, which is notable because it means we overcame a big hurdle created by past client losses. We have also begun to show improving margins, driven by early returns from key corporate initiatives.

Fourth quarter net income compares to a loss in last year's period, and EPS from continuing operations was $0.11 per diluted share, versus a loss of $0.10 a year ago. Net loss for the full year improved dramatically relative to 2005, down from a loss of $263 million, to about $32 million.

What we are delivering is right in-line with the plan for achieving our turnaround, a plan which Frank and I have consistently communicated to you during the course of many meetings and conferences that we attended throughout this past year.

Equally important, during 2006, we took a number of major steps that positioned the Company to move forward and meet the needs of our clients during one of the most dynamic periods of change in the history of media and marketing. The most significant of these strategic decisions was the merger of Draft and FCB to create a modern model of accountable integrated marketing. We were also responsive to the market when we reorganized our media operations, to align strategic communications planning more closely with our two global network agencies, and to build out our digital media capabilities.

In another strategic move, we dramatically improved our capital structures through the ELF transaction, and our debt exchanges in the fourth quarter. This affords us greater financial flexibility, which in turn will allow us to participate more actively in both the digital space and in building on businesses in key emerging economies, particularly in Asia. As I have mentioned before, we are very focused on these areas. We have strong offerings in India, in which we continue to invest, we are solid in Brazil and are making strategic upgrades in that market that will have benefits for us throughout the Latin American region, and we are looking at a number of avenues to accelerate our presence and our growth in China.

Digital is also key for us. It is an area we cover off with each of our operating units as we review forward plans. We are also in constant discussions with potential partners and doing innovative deals to align ourselves with technology companies adjacent to the marketing space.

During recent discussions with a number of our major clients, these high growth areas are very much top of mind. I continue to be pleased to hear that our agencies are making valuable contributions when it comes to helping marketers leverage their brands and forge deeper and more lasting connections with consumers. Ultimately, it is our ability to meet these evolving client needs that will drive our long-term success. It is certainly what allowed us to post positive organic revenue performance in 2006.

The vitality of our agency was apparent across the board, and consistently at every point throughout the year. We saw important wins at McCann, Draftfcb and Lowe. Within CMG, every one of our units made contributions, with particular strength in PR and signs of a real recovery in the corporate identity sector. Our independent agents were regulars on both new business pitch lists and in the winner's circle. We have reestablished relationships with a number of our major clients that had previously been with us, including work from Bank of America, Gateway, Ikea and DirecTV. And we kept the positive momentum going into the new year, with recent wins like Wal-Mart, Saturn and the Bayer media consolidation. This performance is evidence that the investments we have been making in people, and our focus on emerging areas within the business, are beginning to pay out.

On costs and controls we are also seeing early indicators that our investments in talent and infrastructure will bear fruit. Professional fees continue to step down as we said they would. The remediation of multiple material weaknesses demonstrates that we are coming to grips with the control environment. Frank and the entire financial team deserve much of the credit for this impressive progress. By improving our control environment, we can better focus on managing the business and delivering further improvements in operating performance. This will be necessary for us to deliver on our 2008 margin commitments, which we continue to believe we are on track to reach.

At this point, I will turn it over to Frank and return to you after his comments.

Frank Mergenthaler

Thank you, Michael. Before turning to the specifics of our financial performance, I would like to make a few general comments.

If you go to slide 2 in our presentation, you will see an overview of the key takeaways from Q4 and the full year. As Michael mentioned in his opening remarks, a top priority for us this past year was to address growth. Improving client retention, generating additional organic revenue from existing clients and dialing up our win rate in new business pitches were essential to building a foundation for competitive growth going forward. We have delivered against these objectives. Organic revenue was up 0.4% in the fourth quarter and 1% for the year. This means that we more than replaced the organic revenue deficit created by '05 losses. For the full year that deficit was quite significant, approximately 3%.

Another priority for us in 2006 was to improve the control environment in our financial systems. It was imperative for us to put the past year's focus on accounting for history firmly in the past. We also needed to gain traction on SOX 404 compliance and cost reductions. In 2006, we dramatically reduced our dependence on outside financial professionals. By leveraging the internal resources we now have in place, we were able to make significant progress against essential goals on financial controls, financial systems consolidation and organizational simplification.

In addition, we continue to attack an overly complex legacy organizational structure by rationalizing our portfolio. During the year we exited 23 loss making international affiliates, and eliminated 150 legal entities from our company structure.

Our operating expense for Q4 and the year reflect the success we have had in driving out costs, primarily in office and general, as well as investments made in salary and related to drive growth.

Q4 operating income was $168 million in the quarter, which includes $22 million of reorganization expense that is a direct result of the Draftfcb merger and the realignment of our media operations. Also included in Q4 is a $27 million non-cash asset impairment charge.

Finally, as Michael mentioned, we took significant steps to improve our capital structure through two debt exchanges in the fourth quarter.

Moving on to slide 3, our P&L for the fourth quarter. As you can see, reported revenue was $1.877 billion, compared to $1.896 billion a year ago, a decline of 1% as reported. Q4 organic was up 0.4%. Salaries and related expenses were $1.09 billion, down 1.8% from a year ago. The decline was 1.2% on an organic basis. Broadly speaking we had lower severance for the quarter and year compared to a year ago, and higher expense for our performance-based incentive compensation programs. Office and general expenses were $573 million in Q4, a decrease of $64 million from Q4 2005. The key driver was lower outside professional fees, which reflect our progress on financial controls. Businesses dispositions also contributed to the decrease. Within operating income for Q4, I have already called out the reorganization charges of $22 million, and the goodwill impairment of $27 million which relates to one of our smaller domestic agencies.

I will review operating income in more detail in a moment. Before we move on, a clarifying comment on results below operating income. Interest expense of $64 million includes $10 million of non-cash amortization expense, largely due to the ELF facility we established in June 2006. Other income was a loss of $53 million in the quarter and includes a non-cash loss on early extinguishment of debt of $81 million, related to our November debt exchange. Also included in other income for the full year is income of $28 million that reflects the reversal of liabilities we have established for vendor and media credits, primarily in connection with a 2005 restatement, where the statute of limitations has lapsed in specific jurisdictions. Q4 net income was $69 million compared to a loss of $23 million in Q4 2005.

On slide 4 we focus on the revenue picture. Reported Q4 revenue was $1.88 billion. Compared to Q4 '05, the effect of foreign currency changes was positive 1.1%, and net business dispositions were a negative 2.5%. The result was organic growth of 0.4% for the three months. This brings us to organic growth of 1% for the full year. We were net new business positive for the year, and contributions came from very healthy cross sections of the company. This shows we are once again competitive in the marketplace.

Going into 2006, we shared with you our belief that getting back to flat organic performance for the year would represent strong performance. Our decision to aggressively invest in talent during the year seems to be proving out, and it will continue to be critical for sustainable growth going forward. With respect to Q4, on our call in November we indicated that organic revenue would be under particular pressure due to the extent of '05 losses and the timing of certain revenue accounting items in 2005. Better-than-expected spending in existing clients was sufficient to overcome these challenges.

On the lower half of the slide, you see a segment breakout that shows organic revenue at Integrated Agency Networks was 0.4% in the quarter. CMG was up 0.7%. Within our Integrated Agency Networks segment, positives in the quarter included the continued expansion of our digital and activation businesses, notably MRM and Momentum in the Worldgroup and R/GA. Revenue from new clients also contributed to growth in the quarter. As we had projected at the time of our Q3 earnings release, we experienced some Q4 softness in the auto sector. Our CMG segment had double-digit organic growth rates in our public relations businesses in Q4, capping a year of double-digit growth. Revenue in our event businesses declined due to certain project-based work in '05 that did not repeat.

Slide 5 provides a regional breakout for the quarter and year. The 12-month comparisons on the right hand side of the slide is the best indicator of regional trends. In the U.S. organic revenue was up 0.5% for the year. This is the region in which we bore the brunt of the 2005 net losses. In spite of this, we were able to show organic growth on the strength of increased spend from existing clients, as well as revenue from business wins during the year. Domestic performance was led by PR agencies, Weber Shandwick and GolinHarris. Jack Morton had strong growth as well domestically. McCann Worldgroup and Draftfcb had solid organic growth years, led by their digital direct event marketing businesses.

Outside the U.S., organic growth was 1.5% for the year. The Worldgroup and Draftfcb were up solidly, and our PR businesses were strong as well. Overall international growth was tempered by the performance of our event business. Revenue decreased on an organic basis in the U.K., largely as a result of project assignments in our event business that did not repeat this year and a decrease in revenue from a unit of Octagon that we sold in late December. In continental Europe, the organic increase was 1.3% for the year, due to increases in existing client spend. In Latin America we had double-digit organic growth for the year, also on the strength of spend from existing clients. Organic growth in Asia/Pac was 9.5%.

On slide 6 we provide a closer look at operating expenses. Q4 salaries and related were $1.09 billion, or 57.9% of revenues, compared to $1.11 billion, or 58.4% of revenues, a year ago. Excluding the impact of net business dispositions and currency exchange rates, salaries and related expenses decreased 1.2%. For the full year, salaries and were 63.7% to revenues, the same level as a year ago.

It's worth drilling down a bit to give you a better understanding of what is in the numbers for the year. We aggressively invested in clients-facing and creative talent in digital marketing at MRM and R/GA, as well as in our public relations and media businesses. We also reallocated resources from temporary help to permanent staff in 2006. We invested in finance and systems staff in order to reduce payments to outside professionals, and to get our arms around financial controls and profit leakage, which will ultimately yield key sustainable margin improvement. We reduced head count and expense in slower growth and non-strategic businesses through cutbacks and divestitures.

Back to the fourth quarter. Severance expense in Q4 was $60 million, compared to $97 million in Q4 '05. Total incentive compensation in Q4 increased $34 million, due to two primary factors. First, the impact of an increase in the long-term performance-based equity awards, which we have rolled out to a broader group of executives. For the year, our equity-linked compensation expense increased approximately $30 million, as we indicated earlier in the year. As these are generally three-year-term plans, we expect to have incremental costs of approximately $20 million in 2007 before these expenses level off going forward. Second, with respect to our annual incentive plan, several of our businesses performed above plan in 2006. Our fourth quarter and full year numbers reflect an increase in the incentive pool based upon that level of performance.

Headcount at quarter end was 42,000, compared to 42,500 a year ago.

Office and general expenses were $573 million in the fourth quarter, a decrease of $64 million, or 10.1%, from a year ago. Excluding the impact of currency exchange rates and net dispositions, O&G declined 7.3%. For the full year, O&G expenses were 33.6% of revenue, compared to 36.5% in 2005. Professional fees were $63 million, compared to $92 million in Q4 2005. For the full year, professional fees decreased $94 million to $239 million, a significant improvement. O&G expenses also declined due to business dispositions and lower fees related to client service costs.

Q4 D&A was $74 million, consisting of depreciation of $47 million, amortization of stock-based compensation of $18 million and $10 million of bond and other financing amortization.

Turning to slide 7 and cash flow, Q4 cash flow from operations was $590 million. As you know, our operating cash flow has a strong seasonal component, from both a revenue and working capital perspective, with Q4 characteristically receiving strong cash in. Highlighted here, cash from working capital, a component that had an increase, was $300 million in Q4. In the investing activities, capex was $58 million in the quarter, bringing us to $128 million for the full year. We continue to make critical investments in systems and software, as well as real estate consolidation. In 2007, our capex spend will approximate $150 million.

In the financing section, Q4 activity reflects the $10 million early participation payment we paid to accomplish the floating rate note exchange. Our Series A preferred stock converted to common shares near the end of Q4, which adds 28 million shares to our common shares and eliminates an annual $20 million in dividends.

On slide 8, we present the current portion of our balance sheet. Highlighted in yellow, the sum of cash, cash equivalents, and short term marketable securities was $1.96 billion at the end of the year, compared to $2.19 billion at the end of 2005.

Our debt maturities schedule is on slide 9. At quarter end, total long term debt was $2.2 billion. Last time we showed you this chart, we had a 2008 maturity of our $250 million floating rate note issue, as well as a potential put of $800 million of our 4.5% convertible debt. In Q4 our $250 million floating rate note exchange effectively extended the maturity on that obligation from '08 to 2010, and lowered the coupon 125 basis points to LIBOR plus 200. In Q4 we also extinguished $400 million of the $800 million 4.5% convertible notes by issuing $400 million at 4.25%. The new issue first put date occurs in 2012. Our debt exchanges during the fourth quarter have therefore resulted in a reduction of 2008 potential maturity tower from $1.050 billion to $400 million. So what we are able to show you today is a significantly improved maturity profile that gives us a lot of flexibility.

At this point I want to turn to an update of the metrics we introduced at our Investor Day last March. We have been updating some of these metrics quarterly for you. I want to quickly revisit a few of them this morning. First, on slide 11, revenue by discipline. For 2006, we came in at 58% traditional in media, and 42% in the marketing services discipline. When we showed you this chart a year ago, we did so with the caveat that our domestic independent agencies, whose work is multidisciplinary, were rolling up entirely under traditional advertising. We were also not accurately partitioning some of the Worldgroup revenue base. We have updated this data to address these issues, and what you see on this slide more accurately depicts our current base business, as we drive towards a 50/50 mix.

Slide 12 shows revenue by client sector from our Top 100 clients.

On slide 13 revenue coverage of our four core financial platforms and our shared services centers. This tracks our progress on two initiatives, standardizing our systems on four core platforms, centered around SAP, and centralizing back office processes. In 2006 we increased the proportion of our revenue base on our four finance platforms to 42%. We also increased the role of our shared services to 41% at the end of '06. By these measures we had solid progress. At the same time, we met the systems integration needs of Draft and FCB, which had not been on our IT agenda going into the year. Our plans continue to evolve in this area. While expanding coverage remains an objective, in the short term we plan to focus on our investment in our major markets, essentially going deeper as opposed to broader. We believe this strategy will maximize the business value from our investment, in terms of cost savings and other benefits, such as more accurate and timely cost accounting, which is key to our margins.

On slide 14, we update our efforts to simplify the organization. Last March we committed to eliminating 150 entities in 2006, and as you can see here, that is exactly what we accomplished. We have a team of tax, legal and treasury professionals focused on our structure, and on bringing us down to a manageable 800 entities within the next few years.

Slide 15 details our real estate footprint. Total square footage declined 544,000 square feet during '06. Square feet per employee, which at the end of 2003 stood at 326, is now down to 283. Our year-end profile includes some excess space we are carrying as we move through the process of merging Draft and FCB. This will be addressed during the year. In 2006 we completed a Singapore consolidation of seven agencies into a single location. In Shanghai, we consolidated 12 units. Both moves were on time and on budget. We consolidated the Worldgroup in Paris, including MRM and Momentum, as well as Weber Shandwick and FutureBrand.

In summary, we made significant headway in 2006. We stabilized our revenue base and are investing in talent and strong growth businesses. We also drove margin improvement, with early returns from key cost initiatives, and we made material progress against our control challenges. While much work remains to be done, we believe that our accomplishments in 2006 were significant. We are entering 2007 as a stronger company. Now it comes down to execution.

With that, I will turn it back over to Michael for closing remarks.

Mr. Roth

Thank you, Frank. As you can tell, 2006 was a busy year for us. We have just completed meetings with all of our companies to set budgets and targets for 2007. Consistently, we are hearing that there is opportunity to grow with current clients and that pitch activity is picking up. The general tone of our business is good.

Specifically, it bears mention that our people and our agencies are responding to the dynamic changes facing our industry. McCann Worldgroup remains a powerful force on the global stage, delivering integrated solutions to some of the largest and most sophisticated clients there are. We continue to invest in fast growth capabilities within the Worldgroup, such as Momentum and MRM.

CMG has leadership brands in PR and corporate identity, as well as event and sports marketing.

The merger of Draft and FCB is creating a modern agency that anticipates the needs of clients. Draftfcb is ahead of where we thought they would be only six months into the merger. We continue to believe that their new model and its ability to connect brands with today's consumers and deliver accountable communications is solid.

Our move to a new media model is being well received by many marketers, who are increasingly asking us to provide integrated thinking, from brand strategy through creative and media. That is a given for success in a world that is increasingly driven by technology, channel fragmentation and an empowered consumer.

The new approach at Lowe is taking hold. There has been a huge influx of talent into that organization, and we are seeing progress as the new team seeks to become the preferred provider of high-value ideas to major marketers.

Our independent agencies are a unique differentiator for us: best-in-class companies offering a integrated suite of services under one roof. Their batting average and new business of late has been terrific.

We will increasingly be looking at investment opportunities in leading edge capabilities, such as those we have already built at R/GA, MAP for marketing accountability and the Interpublic Media Lab. We will be exploring new types of alliances with technology partners, such as those we have already entered into with Facebook, SpotRunner, and Spongecell. We also will be focused on expanding our presence in our offerings in the key BRIC markets.

All in, the past 12 months have been good for us at Interpublic. We overcame past losses and brought 2006 in at 1% organic revenue growth. That is something we can be proud of given where we started the year. We are improving financial processes so that by the end of this year we will be compliant with Sarbanes-Oxley 404. Once again, given where we were coming from, that is a significant accomplishment. We are increasingly showing that we can be competitive when it comes to winning new business.

The commitment and dedication shown by our people across the world is making a difference. Of course there is still work to be done in closing the growth gap. Just as there is work to be done in addressing our costs so as to meet our 2008 turnaround goals of double-digit margins.

We have built a solid foundation for the future, and we are fully aware of the responsibility of meeting our long term objectives. Our focus for 2007 must therefore be on supporting our clients, improving our growth and executing against our operating plans. All of this, taken together, should in turn provide the opportunity for enhanced shareholder value.

With that, I will turn it over to the floor for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will begin the question and answer session. One moment for the first question. Our first question, Brian Shipman, UBS.

Brian Shipman

Thanks, good morning. Question for you, Michael, first. Do your comments about expansion signal a change in your acquisition mentality? Should we expect to see some acquisitions going forward? That has not been an area of focus in the past. Also, if you could talk about or expand with some color on the U.S. organic environment. It was a little bit weaker sequentially in Q4, what are you seeing so far in Q1, and what do you expect through 2007? Thanks.

Mr. Roth

Sure. One of the things we said when we entered into our new financing, particularly the ELF, that this gave us the flexibility to start looking again at acquisitions. What we have indicated is that we are not anticipating any huge acquisitions, but certainly in the BRIC markets, and particularly in India, we see ourselves topping off some of our partners in India, as well as some specialty and strategic acquisitions, in areas that we need to invest in. Clearly digital is one area that we are very focused on. Again, none of these acquisitions are significant, but they will be strategically very important to us.

In terms of domestic, I think what you see for us in 2007 — we started 2007 with some very solid wins. A lot of those wins are primarily domestic. So we are expecting to see improvement on the domestic side. Obviously Wal-Mart and the Saturn wins here in the United States are very key to that success as well. The pipeline is solid both in the U.S. as well as on a worldwide basis.

Mr. Shipman

Just a quick follow-up, Michael, then should we expect to see you be willing to draw down that cash balance to make some of these acquisitions, and how much would but you be willing to tap into that cash balance?

Mr. Roth

Well, I think as you can tell from our balance sheet it's very solid and we have good levels of cash. I wouldn't anticipate significant tapping into it. Again, as I said, the acquisitions that we are talking about are very consistent with the conservative balance sheet that we continue to maintain throughout our turnaround.

Mr. Shipman

Thank you, Michael.

Michael Roth

You are welcome.

Operator

John Janedis, Wachovia.

John Janedis

Good morning.

Mr. Roth

Good morning.

Mr. Janedis

Can you give us an update on Lowe? I am wondering if it is tracking onto plan.

Mr. Roth

There is good news — we haven't had a lot of news out of Lowe. Historically that usually has been the question that we have been getting. Steve Gatfield and the entire management team has been very focused on focusing on those eight hubs, and they are right on track, in terms of removing those businesses in areas that they didn't want to be in. They are showing good solid stability with their existing clients. They have posted some wins in markets that they wanted to be in, and they are moving towards consistent performance on their plan. I would say candidly they are slightly behind their plan, but we continue to believe in the management team, and the opportunities that are presented with them.

Mr. Janedis

Okay, thanks. Just quickly, I know you referenced Facebook briefly, but I guess it's been about eight months. Is there anything you can talk about, in terms of the things you are doing with them, and if there's any impact on the business?

Mr. Roth

I am sorry. I didn't get the first part of the question.

Mr. Janedis

Just on Facebook, you announced the partnership about eight months ago, and I'm wondering if you can talk about some of the things you have been doing there, and if there is any impact on your business.

Mr. Roth

Well, hopefully there will be an impact on our business. What we have been doing is we've been introducing the Facebook team to a number of our global clients. All our networks are being educated, if you will, in terms of that particular opportunity on the media side. Again, this was strategic. We think that is a space that is, many of our clients are very much interested in, and we are hopeful to see that growing as we move forward. Again, this was one of those strategic and tactical investments that we made, and we are very pleased with the relationship that we have with them.

Mr. Janedis

Thank you.

Operator

Our next question, Debra Schwartz with Credit Suisse.

Debra Schwartz

Thank you. Can you give us some more color on the performance of McCann Worldgroup for the year? I think last year organic revenue was flat. Can you comment on what you saw in 2006? And then also what the pipeline for new business is for McCann, specifically heading into 2007?

Mr. Roth

We are very pleased with the performance of Worldgroup in 2006. I think they really stepped up, both on the cost side as well as on the revenue side. What we have seen in Worldgroup is a continued investment in the key areas, whether it be Momentum, MRM, in terms of talent in the

European footprint. They refined their offerings to be very modern and integrated offerings within the marketing services. And we are very excited in what is happening in terms of talent and their ability to compete in the marketplace.

One of the strengths of the Worldgroup in 2006, and we expect to see that in 2007, is their existing client base. They have some great obviously global clients, in terms of Intel, Microsoft, as well as many of the packaged good companies and technology companies, and we view that as a significant opportunity because that is space that you want to be in that are growing, and we continue to expand our offerings within our existing client base at the Worldgroup, as well as obviously being participants in any of the major pitches that are out there. So the tone of the Worldgroup is very solid.

Ms. Schwartz

Okay. So for the year, was revenue — ?

Mr. Mergenthaler

There was growth and there were double-digit margins at McCann.

Mr. Roth

Absolutely. I am sorry.

Ms. Schwartz

Thank you. And then one other question along with the portfolio question earlier. Are you finished disposing of assets that are not going to be profitable, or won't be SOX compliant?

Mr. Roth

Certainly of any significance. What we are doing now is we're drilling down to the even smaller ones that are driving losses in the 1 to $2 million range. And in our operating reviews, if any of our businesses have those kind of operations, we are focusing on how do we dispose of them. But they won't be major dispositions as we have had in the past.

Operator

Our next question is from Craig Huber from Lehman Brothers.

Craig Huber

Good morning. Thanks, a few questions. First one, what percent of your overall revenues would you say is healthy right now? You talked about your long-term goal of up 4 to 6% organic revenue growth and your double-digit margins. For investors, what percentage of your revenues right now are at that? How much do you have to fix, I am asking.

Mr. Roth

Well, I mean, certainly I think we already answered the question on Worldgroup. It is certainly very competitive from a revenue point of view, as is Draftfcb and many of our independents. The areas of focus continue to be for us in terms of media and Lowe. I think as we have consistently said, that is a key component of the turnaround for us to get to where we want to get to in 2008. So we are expecting to see growth in those areas which would, when you add it on to our existing businesses, the Worldgroup, Draftfcb and our independents, we will accomplish what we said we would.

Mr. Huber

Is it fair to say two-thirds of your revenues are where you want them right now, healthy?

Mr. Roth

I can't tell you whether it's a half or two-thirds, but it's certainly above 50%.

Mr. Huber

Okay. And the other question having to do with cost. You talked a lot over the last year about taking out $200 million of professional fees and severance. Is there any other cost metrics you can give investors to think about here for the next two years? You have nine categories, if you could help me break out metrics you can give people, thanks.

Mr. Roth

Well, obviously our whole salary costs are an area that needs improvement. What we are going to be doing in 2007 is focusing very specifically on that, and sharing you with whatever metrics we can give you on that. Clearly, if you were to ask me in terms of our performance in 2006, what areas need to be improved, our component of salaries has to improve. And we are going to be focused very strongly on that in 2007. Frank, did you want to add anything?

Mr. Mergenthaler

No, I agree, Mike.

Mr. Huber

My last question. You talked a lot about going into 2006 your revenues were about 3% in the hole, given client losses in the later part of '05. I imagine going into 2007 that is reversed, where that number is in positive territory. Can you give us investors a number?

Mr. Roth

We don't give guidance, but I think it's safe to assume that those negative numbers have gone through our system now, and we are anticipating positive organic growth for 2007.

Mr. Huber

Okay, thank you.

Mr. Roth

Thank you.

Operator

Our next question, Alexia Quadrani with Bear, Stearns.

Alexia Quadrani

Thank you. Good morning. The first one, are there any metrics that you are looking at internally to show you are on-track to meet your '08 guidance throughout 2007 that you think you can share with us? Do you think you are expecting to be at least halfway to your goals in '08 by the end of '07? If you could remind us of when you think most of the divestitures occurred in 2006, and when we can circle them in '07. And, lastly, when in '07, if at all, would you expect see a bounce back from the event business in the U.K.?

Mr. Roth

One at a time. The metrics, I think we give you pretty much the metrics that are necessary. Clearly, our salary numbers and our revenue growth are critical. O&G numbers. So I think the metrics that you see are pretty much the ones we use when we review with our operating units, and how we keep track of that is obviously during all our operating reviews, we anticipate where the various business units are going for the rest of the year, and we are getting at least a taste of where they think they are going to be in 2008. We are all focused on the 2008 metrics that we put out there. So whenever we have operating units, we have discussions both on 2007 and 2008. I am not sure I understood the question on divestitures. I think we pretty much have divested the businesses that we said we were.

Ms. Quadrani

I guess the timing of those divestitures — when do you think we will circle those, the difficult numbers in '07?

Mr. Mergenthaler

The majority of the divestitures, Alexia, were in the back half of the year.

Ms. Quadrani

And then the last question, just on the U.K. business, event business?

Mr. Roth

Well, I think we have done some work in terms of talent and focusing on the business. The event business is exactly that. It's a one-off event business. And I am very comfortable with the team that we have at Jack Morton. They are focused on the work that has to be done. They did a good job of making up some of the lost clients that they had as a result of some of our lost client impact in 2005. So we believe the year 2007 for them should be positive. Thank you.

Ms. Quadrani

Thank you.

Operator

Our next question, Paul Ginocchio from Deutsche Bank.

Mr. Roth

Good morning, Paul.

Paul Ginocchio

Good morning, thank you. Just looking at your office, general and administrative expenses, which obviously you are continuing to trend down, but relative to professional fees and severance fees in the third quarter, both of those numbers took a pretty high step up. On the contrary, sort of salaries, which maybe the market has been worrying about, came in at organic minus 1.2%. Could you talk about what happened in OG&A in the fourth quarter, was it sort of timing and sort of the progression for that coming down?

Mr. Mergenthaler

Hey, Paul, it's Frank. I think the progress that we saw for the first three quarters in O&G continues through the fourth quarter. The biggest area of opportunity there has been in the professional service line, as we take more and more of the things that we were relying on outside service providers and taking it in-house. We continue to chip away at things other than professional services, like real estate, like all other costs, but I think we are making good progress in the O&G line.

On the salary line, I think that's the area that Michael called out. You know, we have made some significant investments in '06, with respect to talent to generate revenue growth, which we think is critical for us to meet our '08 targets. At the end of the day, that is the area that as we march to double-digit plus margins we have got to get after. I think for '07 the thing that we are going to be maniacally focused on is the salary line.

Mr. Ginocchio

It was down, it was organically down in the fourth quarter for the first time in a year. We shouldn't probably project that number out, right?

Mr. Mergenthaler

No. I think we have said out there that we believe we need to get sub-60% SRS ratios. We have got a lot of variables in this year's number, which I tried to call out in my opening comments. At the end of the day that SRS ratio for the aggregate IPG has to start heading south and fall below 60%.

One other thing to keep in mind on the O&G side. If you look quarter to quarter, you do have some seasonality in when your audit fees kick in. The auditors are just, we had an awful lot of folks. The reason we were able to remediate our material control weaknesses is we put ourselves in a position to bring the auditors in in Q4, to look at all the work we had done for the first three quarters, so they could sign off on it.

Mr. Ginocchio

If I could just do two minor questions. Tax rate in the fourth quarter was kind of low. Are you able to utilize any of those NOLs yet?

Mr. Mergenthaler

We still have significant NOLs around the globe that we believe are a real asset, and we are looking at various options on ways to monetize those. The best way to monetize them is to generate profits in the jurisdictions that have those losses.

Mr. Ginocchio

Sort of follow-up. You are basically cycling about 3% of revenue loss at the end of '05 now that you have cycled in '06, is that correct?

Mr. Mergenthaler

Yes.

Mr. Ginocchio

Okay, thank you.

Operator

Our next question Fred Searby, JPMorgan.

Fred Searby

Thank you. Two quick questions. One, if you could give us an update on the status of the media rebates? And then two, just talk about when we should start seeing some cost synergies from Draftfcb. And I also I guess to squeeze in if the U.K. has been a little bit difficult it looks like by the numbers, and what we've been hearing, so I just wonder what your thoughts are heading into '07 specifically with regards to the U.K.?

Mr. Roth

We are forecasting a turnaround in the U.K. to improve. We have made some changes in people in the U.K. and we expect that to be positive in 2007.

With respect to costs of Draftfcb, obviously there are some one-time items that are in the numbers as a result of the merger, but we do believe that the Draftfcb improvements should be reflected in 2007. We consolidated some of the locations. They are in the process, they are moving very quickly, in terms of implementing our strategy and putting the two together. And the transactions themselves, if you recall, when we announced the Draftfcb transaction, we didn't do this for cost synergies. We did this for growth. So therefore, if you are looking to see huge cost benefits as a result of that, that is not what this was about. This was about bringing that offering to the marketplace, and stepping up the opportunity with respect to the world-class type of clients that are looking for this. So we will see some synergies, but that was not the driving force. Your first question was again?

Mr. Searby

Media rebates.

Mr. Roth

Media. We continue to focus on that. It is safe to assume that by the end of 2007, the major media client issues will be behind us in terms of the rebates. You saw some reversals in 2006 as a result of the statute of limitations running out. But the bulk of it be in terms of major clients should be done in 2007.

Mr. Mergenthaler

We had about $60 million of cash go out this year, about $30 million of reversals, which is just statute of limitations maturing. We have disclosed that in our 10-K. We expect to see about $100 million worth of further liabilities monetized this year. We have been through our top tier clients; we are now on the second tier of global clients and local clients. So there has been progress, and we expect, to get to Michael's point, the majority of this behind us by the end of '07.

Mr. Roth

It's all reserved against, if you would. We don't anticipate any additional charges as a result of that.

Mr. Mergenthaler

And I think your third question was on the U.K. market. Outside of the event business which we called out, we are seeing some positive signs in the U.K., and we expect to see that trend continue into '07.

Mr. Searby

Great, thank you.

Operator

Our next question, Michael Nathanson, Sanford Bernstein.

Michael Nathanson

I have two. Michael, Frank, could take either one. First one would be, you guys have mentioned a couple times now, the #1 issue in margins is SRS costs, as you said, Frank, which are higher than '04 levels. Here is the conundrum: if hiring or retaining good people are the keys to growth, how do you get the comp ratios down?

Mr. Roth

You grow revenue. Obviously it's both. And I think the point we were making is that the type of people that we need to compete in the marketplace now are different. I mean, their backgrounds are different, and we spent a great deal of time and effort in shoring up various capabilities in specialty areas, like MRM, Momentum and digital, the entire digital media environment. Obviously we spent a lot in terms of talent on media. The people that we are hiring are really focused on new business as well. So I think the way you get that back, is you invest in the talent and that converts to new business wins, and servicing existing clients in the areas that are growth oriented. So that's the game plan, and we are starting to see results of that.

The other part of it is to be more efficient in terms of utilization of your people, and clearly we are spending a lot of time in terms of utilization. Now it used to be that you would hire a lot of people on the assumption that the business will get there, and we will be able to use them. We are doing a lot more focusing now on this, because it's such an important focus for us, that we are looking at utilization of our existing talent, and where we can use these people in different areas and training. So it's multi-faceted. But the key to this is getting the right people to be competitive in the marketplace and grow revenue.

Mr. Nathanson

Can you quantify how much investment spending in terms of the people you have put into the business?

Mr. Roth

I don't have a specific number for it. If you look at between media, digital, MRM, R/GA and Momentum, you have seen the significant influx of talent that we have.

Mr. Mergenthaler

I also think it is worth noting that when you go a little deeper, there has been a fairly dramatic shift from severance-related costs to performance-based incentives costs. One of the things we called out was one of our key objectives was to turn this into a performance-based culture, and we had an environment this year where operating targets and high priority objectives were established at the beginning of the year, and we had a number of our operating units exceed or meet, and people got compensated off it. So that is a much different spend, and to the extent that we can continue to leverage that culture going forward, that is how you are going to get your way to competitive margins.

Mr. Nathanson

Okay. And then the follow up would be, your slide 11, which you said you have updated, which we thank you for, can you tell us what the organic revenue growth was by discipline in '06, advertising versus marketing services, can you go that far?

Mr. Mergenthaler

I don't have that data in front of me. But it's just by our general comments, the marketing services businesses are growing at a much more healthy rate than our traditional advertising in the media.

Mr. Roth

I think that's consistent with the spend of our clients as well. When you read about where clients are spending their money, it's up in marketing services, and our numbers should reflect that as well.

Mr. Nathanson

Okay, thanks.

Operator

Our next question is from William Bird, Citigroup.

William Bird

Yes, I was wondering if you could comment on which unit realized the goodwill impairment charge in Q4, and what prompted the write-down? Also I was wondering if you could comment on what the after-tax earnings impact was of the vendor credit charge reversal? Thank you.

Mr. Roth

Well, our West Coast agency, Dailey & Associates, was the impairment. If you recall, they lost a major client. They won a major client as well, but it didn't offset the loss. As a result of that, on an annual basis we look at the carrying values, and that's where that came from. On the after-tax number, I am looking —

Mr. Mergenthaler

Probably tax effective at 35%.

Mr. Roth

Use the normal tax rate, I would assume.

Mr. Bird

What should we model for an effective tax rate going forward?

Mr. Roth

That's a good question. As you can tell by our tax provision, we have a very unique tax position in that we have these, as Frank mentioned before, these NOLs in our foreign operations that we can't utilize until we turn profitable. That will have a direct impact on our overall tax rate. That is why you see a tax provision when we have a loss, because the location of our earnings may not be, coincide where the tax laws carry-forwards were. So it's hard to use a specific number. I think on a pro forma basis use a normal tax rate, and then we adjust off of that.

Mr. Bird

Thank you.

Operator

Our next question from Joe Stauff, CRT Capital.

Joe Stauff

Good morning.

Mr. Roth

Good morning.

Mr. Stauff

Couple quick questions, you ran through a lot. Well, first of all, what was the net rent expense for you guys in '06 exclusive of utility costs, et cetera, and what do think the normalized rate would be going forward? Can you give me that at this point?

Mr. Mergenthaler

I don't have that in front of me. We will follow up with you on that.

Mr. Stauff

Alright. We will see it in the K then. Then can you talk about sort of managing of the other expense, you know the all other segments, components of salaries and related expenses, as well as O&G. What is the bulk of that and how do you manage that? Would we expect those numbers to come down? Can you give us a little commentary on how you manage that? Thank you.

Mr. Mergenthaler

On the salary, what's in the SRS, we break out in one of the slides in here between base salary incentives, severance, and all other. Those are the core buckets and those are what we manage to. And temporary labor.

Mr. Stauff

I meant all other. What's in there and how do you manage that number in particular?

Mr. Mergenthaler

There could be certain benefits, certain insurances, it's a bunch of other stuff.

Mr. Roth

It's a catch-all category, so it's, you're right, it's tough to manage to it because a lot of it is, some of it is non recurring, and so I don't have an answer for that.

Mr. Mergenthaler

We look to our individual operating units, and at corporate, to manage to an all-inclusive SRS ratio. To the extent it is a material number, you know, we will drill down further. But to that specific line item and how we manage it, I don't think there is one answer.

Mr. Stauff

Right.

Mr. Mergenthaler

These guys just handed me a note that said net rent expense was $369.2 million in '06.

Mr. Stauff

Okay, thank you.

Mr. Mergenthaler

You are welcome.

Operator

Next question, Lauren Fine with Merrill Lynch.

Mr. Roth

Good morning.

Lauren Fine

Hi there. Just a couple quick ones. As you had indicated free cash was negative in '06, I'm wondering if you have a sense of whether that will be positive or negative in '07? On professional fees in the past, you said the goal was to get back at least to '04 in the 3 to 4% range of revenue. You did come in in that range in '06. I am wondering how much progress you expect to make in '07 in terms of getting down to the lower end, or if you could update that goal if you can go down further?

Mr. Roth

On the cash flow, we don't forecast cash flow, but I think it's reasonable to assume we should be tracking a positive cash flow.

Mr. Mergenthaler

The only caveat to that, Lauren, I would say, is there are still some issues out there, like the SEC, and some of these historical restatement issues, that will get monetized this year. But from an operating perspective, we should be positive.

Mr. Roth

Professional fees, there is still some room for improvement, and we are getting closer to the number that Frank has thrown out.

Mr. Mergenthaler

We actually were at 5.5% last year. We said 3 would be a good number. We are south of 3% this year. I think we are at 2.7 or 2.8. Can we improve on that? As I look to my corporate controller across the table, I am shaking my head yes.

Mr. Roth

Remember, 2007 is the year that we intend to be Sarbanes-Oxley compliant. So there will still be some expenses in 2007, and then hopefully after that, when we are riding on our own, there should be that improvement.

Mr. Mergenthaler

The 3% run rate appears to be high.

Mr. Roth

Right.

Ms. Fine

Then I guess last question, looking that you have the actual numbers, we don't, in terms of the progression of new business throughout '06, and typically there's a good three to six month lag, in terms of really seeing it in revenue. Do you have a sense of — just broad picture, not forecasts — but the progression of organic revenue growth in '07? Would any quarter actually be negative at this point, or should it all be positive?

Mr. Roth

You know, we can't specifically answer that other than you are right, a number of the new business wins that came in at the end of the year and certainly at the beginning of the year, we won't see revenue impact of that until the later part of the year. I think that is a reasonable assumption to use.

Ms. Fine

What about any reason to think that the seasonally smaller first quarter could actually be negative, or should we expect to see positive?

Mr. Mergenthaler

We are not going to comment on where we think Q1 is going to come in. We are entering the year in a much stronger position than a year ago. You know, with that said, we are marching to '08 targets, and we are going to turnaround with a lot of challenges. So to put quarterly guidance out there now, we don't think is appropriate.

Ms. Fine

Thanks.

Mr. Roth

Okay. Thank you very much. It has been a busy year, and I hope this morning everything works out for everybody. Stay tuned, and we look forward to talking to you again soon. Thank you.

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